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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported)    July 25, 2002



                           BOSTON LIFE SCIENCES, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                         0-6533                         87-0277826
-------------------------------            ------             -----------------------------------
(State or other jurisdiction of         (Commission           (I.R.S. Employer Identification No.)
 incorporation or organization)           File No.)

20 Newbury Street
5/th/ Floor
Boston, Massachusetts                                              02116
(Address of principal executive offices)                         Zip Code


Registrant's telephone number, including area code   (617) 425-0200

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Item 5. Other Events.

       On July 25, 2002, Boston Life Sciences, Inc. (the "Company") entered into agreements pursuant to which the Company has issued $4.0 million in principal amount of 10% convertible senior secured promissory notes to a single institutional investor in a private placement.

       The notes mature in July 2005 and bear interest at 10% per annum, payable semi-annually on June 1 and December 1. The Company may elect to pay interest on the notes in either cash or, subject to certain limitations, additional notes on the same terms.

       The notes may be converted into the Company's common stock at the option of the holder at a conversion price of $2.16 per share, subject to anti-dilution adjustments. Among other adjustments, unless the investor consents otherwise, if the Company issues equity securities in the future for consideration per share of common stock less than the then applicable conversion price of the notes, the conversion price of the notes will be reduced to equal that lower price.

       The notes are secured by a first priority security interest and continuing lien on all current and after acquired property of the Company. The Company is permitted to grant licenses or sublicenses of its intellectual property to third parties in the ordinary course of its business free from the security interest, but the holders of the notes will receive a first priority security interest and continuing lien on all amounts owing to the Company in respect of any such license or sublicense. The Company generally may obtain a release of the security interest by providing alternative collateral in the form of either cash or a bank letter of credit. Until the time, if any, that the Company provides alternative collateral or less than $500,000 principal amount of notes remains outstanding, the agreements also prohibit the Company, among other things, from entering into any merger, consolidation or sale of all or substantially all of its assets, incurring additional indebtedness, encumbering its assets with any liens and redeeming or paying dividends on any of its capital stock. The agreements also contain customary events of default, including any change of control of the Company or any breach by the Company of its representations and warranties and covenants contained in the agreements. If an event of default were to occur, the Company's obligations under the notes could be accelerated and become immediately due and payable in full.

       The investor also received warrants in the transaction to purchase up to 500,000 shares of the Company's common stock. The warrants are exercisable through July 2007 at an exercise price of $2.16 per share.

       Upon the request of the investor, the Company is obligated to file a registration statement covering the resale of the common stock issuable upon conversion of the notes and exercise of the warrants. The investor also has the right to include the common stock in future registrations filed by the Company.

       The Company did not incur any placement agent fees in the transaction.

       The Company's press release announcing this private placement is filed as an exhibit hereto, along with the Securities Purchase Agreement, the Registration Rights Agreement, the Promissory Note and the Warrant. This summary description of the private placement is qualified in its entirety by reference to the documents filed as exhibits hereto.

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Item 7.  Financial Statements and Exhibits.

(c)      Exhibits:

Exhibit No.      Description

99.1 Securities Purchase Agreement, dated as of July 25, 2002, by and among the Company and the Investor named therein

99.2             10% Convertible Senior Secured Promissory Note, dated as of
                 July 25, 2002.

99.3 Registration Rights Agreement, dated as of July 25, 2002, by and among the Company and the Investor named therein

99.4             Warrant to Purchase Common Stock, dated as of July 25, 2002.

99.5             Press Release issued by the Company on July 26, 2002

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  BOSTON LIFE SCIENCES INC.


Date: July 30, 2002                               By: /s/ Joseph  Hernon
                                                     -------------------
                                                  Name:  Joseph Hernon
                                                  Title: Chief Financial Officer
                                                         and Secretary

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EXHIBIT INDEX

The following designated exhibits are filed herewith:

Exhibits:

Exhibit No.    Description

99.1 Securities Purchase Agreement, dated as of July 25, 2002, by and among the Company and the Investor named therein

99.2           10% Convertible Senior Secured Promissory Note, dated as of July
               25, 2002.

99.3 Registration Rights Agreement, dated as of July 25, 2002, by and among the Company and the Investor named therein

99.4           Warrant to Purchase Common Stock, dated as of July 25, 2002.

99.5           Press Release issued by the Company on July 26, 2002